Exhibit 5.1

Schiff Hardin LLP 233 South Wacker Drive Suite 7100 Chicago, IL 60606 T 312.258.5500 F 312.258.5600 schiffhardin.com Robert J. Minkus (312) 258.5584 rminkus@schiffhardin.com
October 15, 2019

Nevada Power Company

6226 West Sahara Avenue

Las Vegas, Nevada  89146

Ladies and Gentlemen:

We have acted as counsel to Nevada Power Company, a Nevada corporation (the “Company”), in connection with a registration statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission on October 15, 2019 under the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement, which will become effective upon filing pursuant to Rule 462(e) under the Securities Act, relates to the issuance and sale from time to time, pursuant to Rule 415 promulgated under the Securities Act, of an unspecified principal amount of the Company’s General and Refunding Mortgage Securities (the “Securities”).

The Securities are to be issued pursuant to an Indenture dated as of May 1, 2001, as amended and supplemented (the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with our opinion, we have examined the Registration Statement, including the exhibits thereto, and such other documents, corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for the purposes of this opinion.  In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the legal capacity of all natural persons.  As to matters of fact material to our opinions in this letter, we have relied on certificates and statements from officers and other employees of the Company, public officials and other appropriate persons.

In rendering the opinions in this letter we have assumed, without independent investigation or verification, that each party to each of the documents executed or to be executed (a) is validly existing and in good standing under the laws of its jurisdiction of organization, (b) has full power and authority to execute such documents to which it is a party and to perform its obligations thereunder, (c) has taken all necessary action to authorize execution of such documents on its behalf by the persons executing the same and (d) has properly executed and delivered, or will properly execute and deliver, each of such documents to which it is a party.  In addition, in rendering such opinions we have assumed, without independent investigation or verification, (i) that the execution and delivery of, and performance of its respective obligations under, the documents executed or to be executed by each party thereto, other than the Company, do not violate any law, rule, regulation, agreement or instrument binding upon such party, (ii) that each of such documents is the legal, valid and binding obligation of, and enforceable against, each party thereto, other than the Company, and (iii) except with respect to the laws, rules and regulations to which our opinion is limited (as described in paragraph B. below), that the execution and delivery by the Company of, and performance by it of its obligations under, such documents do not violate any law, rule, regulation, agreement or instrument binding upon the Company or require any consent or approval from or filing with any governmental authority.

We make no representation that we have independently investigated or verified any of the matters that we have assumed for the purposes of this opinion letter.

Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that, when (i) an appropriate prospectus supplement has been delivered and filed as required by the rules and regulations under the Securities Act, (ii)  the terms of the Securities have been duly established in conformity with the Indenture so as not to violate any applicable law or the articles of incorporation or the by-laws of the Company or result in a default under or breach of any agreement or instrument binding upon the Company; (iii) the applicable supplement or officer’s certificate to the Indenture has been duly authorized and validly executed and delivered by the Company and the trustee or an authorized officer, as applicable, and (iv) the Securities have been duly executed and authenticated in accordance with the provisions of the Indenture and delivered in accordance with the applicable purchase, underwriting or similar agreement upon payment of the agreed-upon consideration therefor, the Securities will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinions set forth above are subject to the following qualifications:

A.                                    The opinions expressed herein are subject to (i) applicable laws relating to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting creditors’ rights generally, whether now or hereafter in effect and (ii) general principles of equity, including, without limitation, concepts of materiality, laches, reasonableness, good faith and fair dealing and the principles regarding when injunctive or other equitable remedies will be available (regardless of whether considered in a proceeding at law or in equity).

B.                                    The foregoing opinions are limited to the laws of the State of New York (excluding the “blue sky” laws of such state) and the federal securities laws of the United States of America, and we express no opinions with respect to the laws of any other jurisdiction.

The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date.  The opinions herein are limited to the matters expressly set forth in this opinion letter, and no opinion or representation is given or may be inferred beyond the opinions expressly set forth in this opinion letter.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus contained in the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

SCHFF HARDIN LLP

By:	/s/ Robert J. Minkus
Robert J. Minkus